REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Tamarack Funds
Trust

We have audited the accompanying statements of assets and liabilities, including the schedules of investments, of the portfolios of Tamarack Funds Trust, which include Government
Income Fund, Quality Fixed Income Fund, Tax-Free Income Fund and North Carolina Tax-Free Bond Fund (collectively, the "Funds") as of September 30, 2004. We have audited the related statements of operations, statements of changes in net assets and the financial highlights for the period from May 1, 2004 through September 30, 2004 and for the year ended April 30, 2004 for Government Income Fund, Quality Fixed Income Fund and North Carolina Tax-Free Bond Fund.
We have audited the related statement of operations, statement of Changes in net assets and the financial highlights for the period from July 1, 2004 through September 30, 2004 and for the year ended
June 20, 3004 for Tax-Free Income Fund. These financial statements and financial highlights are the responsibility of the Funds' management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The statements of changes in net assets and the financial highlights of Government
Income Fund, Quality Fixed Income Fund and North Carolina Tax-Free
Bond Fund for periods prior to April 30, 2004, were audited by other auditors whose report, dated June 17, 2003, expressed an unqualified opinion. The statement of changes in net assets and the financial highlights of Tax-Free Income Fund for periods prior to June 30, 2004, were audited by other auditors whose report, dated
August 22, 2003, expressed an unqualified opinion.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).
Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of September 30, 2004, by correspondence with the Funds' custodian and brokers; where replies were not received from brokers, we performed other auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the Funds as of September 30, 2004, and the results of operations, the changes in net assets, and the financial highlights for the respective stated periods in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP
Chicago, Illinois
November 19, 2004